Exhibit 99.1

FOR IMMEDIATE RELEASE

Anne Bork — Investor Relations
(248) 447-5914

Andrea Puchalsky — Media
(248) 447-1651

Lear Reports Fourth Quarter and Full Year Results

          Southfield, Mich., January 26, 2005 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today reported financial results for the fourth quarter and full year of 2004 and updated earnings guidance for 2005.

Fourth Quarter Highlights:

•	Record net sales of $4.3 billion

•	Net income per share of $1.70 vs. $1.81 a year ago

•	Lear continues as the highest quality seat supplier to multiple automakers

•	Repurchased nearly 900,000 shares, bringing full year purchases to 1.8 million

•	Announced an increase in quarterly dividend on January 13th to $0.25 per share

          For the fourth quarter of 2004, Lear posted record net sales of $4.29 billion and net income of $123.0 million, or $1.70 per share. These results compare with net sales of $4.26 billion and net income of $132.4 million, or $1.81 per share, in the year earlier period.

          The increase in fourth quarter net sales from the prior year period reflects the addition of new business globally and the benefit of currency exchange, offset by lower industry production and unfavorable vehicle platform mix. The decline in fourth quarter net income per share compared to the prior year was driven primarily by the mix of sales and the impact of higher raw material prices.

          “Challenging industry conditions in both of our major markets had an adverse impact on our fourth quarter financial results,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “Our longer-term outlook, however, remains positive, supported by our $3.8 billion three-year sales backlog, solid financial position and strong operating fundamentals.”

          For the quarter, free cash flow was $86.6 million, reflecting the conversion of earnings and efficient working capital management. (Net cash provided by operating activities was $231.9 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)

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2004 Full Year Results

          For the full year 2004, Lear reported record sales of $17.0 billion and net income of $422.2 million, or $5.77 per share, including a $0.20 income tax benefit primarily related to the settlement of prior years’ tax matters. These results compare with full year 2003 net sales of $15.7 billion and net income of $380.5 million, or $5.31 per share.

          The increase in net sales compared to 2003 reflects the addition of new business globally and the benefit of currency exchange, partially offset by unfavorable vehicle platform mix in our major markets. The improvement in net income per share reflects the impact of higher sales and operating efficiencies, as well as lower interest expense and income taxes, offset in part by less favorable vehicle platform mix and the impact of higher raw material prices.

          Free cash flow in 2004 was $317.3 million. (Net cash provided by operating activities was $675.9 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)

          In the latest J.D. Power Seat Quality Survey, Lear continues to rank as the highest quality manufacturer serving multiple customers. “I am pleased that we continued to maintain high quality and customer service levels and profitably grew our business in 2004,” Rossiter added. “Our record sales, driven by our strengthening backlog, demonstrate that our strategy to put our customers first is working.”

          Earlier this month, Lear increased its three-year sales backlog to $3.8 billion to reflect new business awards globally and announced a 25% increase in its quarterly cash dividend. (Information on the calculation of sales backlog is provided in the Forward-Looking Statements section of this news release.)

2005 Outlook

          For the first quarter of 2005, Lear expects net sales to be in the range of $4.3 to $4.5 billion, compared with $4.5 billion for the first quarter of 2004, primarily reflecting a less favorable industry production environment, offset in part by the addition of new business globally. Net income is expected to be in the range of $0.50 to $0.70 per share, compared with $1.24 for the first quarter of 2004. The decline in net income per share from a year ago primarily reflects the impact of higher raw material prices, as well as the less favorable production environment.

          For the full year, the industry production planning assumptions are 15.7 to 16.0 million units for North America and 18.3 to 18.6 million units for Europe. Net sales are expected to be $17.6 to $18.0 billion, compared with $17.0 billion for 2004. This increase primarily reflects the addition of new business globally. Net income is expected to be in the range of $5.00 to $6.00 per share.

          Full year capital spending is estimated to be in the range of $425 to $475 million, and free cash flow is expected to be in the range of $250 million, which includes the one-time adverse impact of changes in customer payment terms. (Information regarding anticipated financial results is provided in the Forward-Looking Statements section of this news release.)

          “We have a balanced long-term approach to creating shareholder value. In addition to providing our customers with the best service and quality in the industry, we plan to leverage our capabilities as a leader in automotive interiors to improve the value equation and grow sales by keeping our focus on the fundamental business drivers,” said Bob Rossiter. “Coupled with our commitment to maintain a strong balance sheet and return cash to shareholders, we are confident that we have the right strategy to make 2005 another successful year for our customers and shareholders,” Rossiter concluded.

          Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $17.0 billion in 2004, Lear is one of the world’s largest automotive interior systems suppliers. The Company’s world-class products are designed, engineered and manufactured by more than 110,000 employees in 34 countries.

          Lear’s news releases and other information, including certain financial and statistical information presented during its periodic earnings conference calls, are available on the Company’s website at www.lear.com. Lear will webcast live its fourth quarter earnings conference call through the Investor Relations link at www.lear.com at 9:00 a.m. (Eastern) on January 26, 2005. In addition, the conference call may be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) with the access code number of 2252895 and will be available until February 9, 2005.

Use of Non-GAAP Financial Information

          In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

          Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

          Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

          For a reconciliation of historical free cash flow to net cash provided by operating activities, see the supplemental data page which, together with this news release, has been posted on the Company’s website through the Investor Relations link at www.lear.com.

Forward-Looking Statements

          This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers, raw material cost and availability, the Company’s ability to mitigate the significant impact of recent increases in raw material prices, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in free cash flow and other risks described from time to time in the Company’s Securities and Exchange Commission filings.

          This press release also contains information on the Company’s sales backlog. The Company’s incremental three-year sales backlog reflects: anticipated net sales from awarded new programs, less net sales from phased-out and cancelled programs. The calculation of backlog does not reflect customer price reductions on existing or newly-awarded programs. The three-year backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new and replacement programs, foreign exchange rates and the timing of program launches.

          In addition, the first quarter and full year 2005 per share earnings guidance is based on an assumed 74 million shares outstanding and includes 4.8 million shares related to our outstanding contingently convertible debt.

          The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update them.

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Lear Corporation and Subsidiaries
Consolidated Statements of Income

(In millions, except per share amounts)

	Three Months Ended
	December 31,	December 31,
	2004	2003

Net sales	$4,286.1	$4,255.3

Cost of sales	3,922.7	3,874.4
Selling, general and administrative expenses	146.2	144.8
Interest expense	43.9	41.9
Other expense, net	13.8	11.4

Income before income taxes	159.5	182.8
Income taxes	36.5	50.4

Net income	$123.0	$132.4

Basic net income per share	$1.82	$1.95

Diluted net income per share	$1.70	$1.81

Weighted average number of shares outstanding — basic	67.6	67.8

Weighted average number of shares outstanding — diluted	73.9	74.5

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(In millions, except per share amounts)

	Twelve Months Ended
	December 31,	December 31,
	2004	2003

Net sales	$16,960.0	$15,746.7

Cost of sales	15,557.9	14,400.3
Selling, general and administrative expenses	633.7	573.6
Interest expense	165.5	186.6
Other expense, net	52.7	52.0

Income before income taxes	550.2	534.2
Income taxes	128.0	153.7

Net income	$422.2	$380.5

Basic net income per share	$6.18	$5.71

Diluted net income per share	$5.77	$5.31

Weighted average number of shares outstanding — basic	68.3	66.7

Weighted average number of shares outstanding — diluted	74.7	73.3

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	December 31,	December 31,
	2004	2003
ASSETS
Current:
Cash and cash equivalents	$584.9	$169.3
Accounts receivable	2,584.9	2,200.3
Inventories	621.2	550.2
Recoverable customer engineering and tooling	205.8	169.0
Other	375.2	286.6

	4,372.0	3,375.4

Long-Term:
PP&E, net	2,019.8	1,817.8
Goodwill, net	3,039.4	2,940.1
Other	513.2	437.7

	5,572.4	5,195.6

Total Assets	$9,944.4	$8,571.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$35.4	$17.1
Accounts payable and drafts	2,777.6	2,444.1
Accrued liabilities	1,202.1	1,116.9
Current portion of long-term debt	632.8	4.0

	4,647.9	3,582.1

Long-Term:
Long-term debt	1,866.9	2,057.2
Other	699.5	674.2

	2,566.4	2,731.4

Stockholders’ Equity	2,730.1	2,257.5

Total Liabilities and Stockholders’ Equity	$9,944.4	$8,571.0

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle data)

	Three Months Ended
	December 31,	December 31,
	2004	2003
Net Sales
North America	$2,265.3	$2,391.9
Europe	1,721.7	1,626.9
Rest of World	299.1	236.5

Total	$4,286.1	$4,255.3

Content Per Vehicle *
North America	$605	$595
Total Europe	$379	$335
Western Europe	$409	$357

Free Cash Flow **
Net cash provided by operating activities	$231.9	$226.7
Net change in sold accounts receivable	—	107.2

Net cash provided by operating activities before net change in sold accounts receivable	231.9	333.9
Capital expenditures	(145.3)	(161.4)

Free cash flow	$86.6	$172.5

Depreciation	$93.7	$87.1

	Twelve Months Ended
	December 31,	December 31,
	2004	2003
Net Sales
North America	$9,252.0	$9,394.2
Europe	6,643.8	5,642.6
Rest of World	1,064.2	709.9

Total	$16,960.0	$15,746.7

Content Per Vehicle *
North America	$588	$593
Total Europe	$354	$310
Western Europe	$379	$324

Free Cash Flow **
Net cash provided by operating activities	$675.9	$586.3
Net change in sold accounts receivable	70.4	298.1

Net cash provided by operating activities before net change in sold accounts receivable	746.3	884.4
Capital expenditures	(429.0)	(375.6)

Free cash flow	$317.3	$508.8

Depreciation	$350.6	$321.8

Basic Shares Outstanding at December 31,	67,416,702	68,162,381

Diluted Shares Outstanding at December 31, ***	73,896,780	74,878,689

*	Content Per Vehicle for 2003 has been updated to reflect actual production levels.

**	See “Use of Non-GAAP Financial Information” included in this news release.

***	Calculated using December 31 stock price.